UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CADENCE DESIGN SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CADENCE DESIGN SYSTEMS, INC.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 8, 2025

Explanatory Note

This proxy statement supplement (this ‘‘Proxy Supplement’’) supplements the definitive proxy statement (the ‘‘Proxy Statement’’) filed by Cadence Design Systems, Inc. (“we” or “Cadence”) with the Securities and Exchange Commission on March 25, 2025 regarding our 2025 Annual Meeting of Stockholders (the ‘‘Annual Meeting’’) to be held on May 8, 2025 at 1:00 p.m. Pacific Time at www.meetnow.global/M9LNHJ2 via live audio webcast. Except as supplemented by this Proxy Supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in casting your vote by proxy or in person at the Annual Meeting. This Proxy Supplement, our Notice of 2025 Annual Meeting of Stockholders, our Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 are available at http://www.envisionreports.com/CDNS.

The purpose of this Proxy Supplement is to provide additional information with respect to Mark W. Adams, one of Cadence’s current directors and a nominee for election to Cadence’s Board of Directors named in Proposal 1: Election of Directors in the Proxy Statement.

Supplemental Disclosure Concerning Proposal 1: Election of Directors

As described in the Proxy Statement, Cadence’s Board of Directors (the “Board”) unanimously recommends a vote “FOR” each of the director nominees named in the Proxy Statement, including Mr. Adams. Mr. Adams is the President and Chief Executive Officer of Penguin Solutions, Inc. and serves on the boards of Penguin Solutions, Inc., Seagate Technology plc and Cadence. The Board understands that Mr. Adams has significant responsibilities in his other roles; however, Mr. Adams’ positions outside of Cadence comply with Cadence’s Corporate Governance Guidelines (available at https://www.cadence.com/en_US/home/company/corporate-governance.html), including limits on the number of public company boards on which our directors may serve, and Mr. Adams has consistently shown the utmost commitment to Cadence. In evaluating potential director nominees, the Board considers each potential director nominee’s ability to commit sufficient time and attention to Board activities. The Board has discussed this matter with Mr. Adams and, after careful consideration of the relevant facts and circumstances, the Board determined that Mr. Adams has demonstrated his ability to remain fully committed to Cadence for the following reasons:

•

In 2024, Mr. Adams maintained perfect attendance at all Cadence Board and committee meetings on which he was serving, and since rejoining the board of Seagate Technology plc in October 2024, Mr. Adams has attended both Cadence Board meetings and all four of the meetings of the Cadence Board committees on which he was serving, continuing his perfect attendance record into 2025 to date.

•

Mr. Adams has assured the Board that he is fully committed to Cadence and will continue to dedicate the appropriate amount of time and attention to fulfill his duties as a member of the Board and as Chair of the Compensation Committee of the Board.

•	Mr. Adams has continued to contribute significantly to the Board meetings via his insightful questions and comments and to the Compensation Committee through his strong and experienced leadership.

•

As Chair of the Compensation Committee, Mr. Adams played a pivotal role in enhancing the performance orientation of the 2025 annual equity awards for executives, including introducing additional performance metrics, as previewed in the Proxy Statement. Such enhancements were made by the Compensation Committee after reflecting upon shareholder feedback over the past several years.

Based on the foregoing, the Board has determined that Mr. Adams’ contributions as a director have played a direct and material role in the value created for stockholders and his contributions remain instrumental to Cadence’s success. His contributions reflect both his deep engagement and the Board’s continued confidence in his effectiveness as a director.

On behalf of the Board, Cadence respectfully requests your support by voting “FOR” each of our director nominees, including Mr. Adams, at the Annual Meeting.

Please refer to the “Information About the Annual Meeting” section of the Proxy Statement for detailed instructions on how to submit your vote. The Proxy Statement also contains instructions on how to change or withdraw your proxy if you have already voted.

The contents of our website are not part of or incorporated by reference into this Proxy Supplement.